Exhibit 10-G-11

November 26, 2007

Mr. Raymond C. Giuriceo

Hartmarx Corporation

101 North Wacker Drive

Chicago, Illinois 60606

Re:	Agreement dated November 27, 2000 (the “Severance Agreement”)

Dear Ray:

Reference is made to the Severance Agreement between you, as Executive, and Hartmarx Corporation (the “Company”). Hartmarx Corporation has been authorized by the Compensation and Stock Option Committee of the Board of Directors to amend the Severance Agreement in certain respects, effective as of the date hereof, as set forth below.

1.	The following paragraphs are inserted at the very bottom of page 4:

“In addition, and with reference to Internal Revenue Code Section 409A, you and the Company agree that:

(a)        Notwithstanding anything to the contrary set forth in clause (i) and clause (ii) in the immediately preceding paragraph or elsewhere in this Agreement, your entitlement to a series of installments payments, if any, shall be treated and shall be deemed to be an entitlement to a series of separate payments within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder.

(b)        Any Severance Payments paid within the later of (i) 2- 1/2 months of the end of the Company’s taxable year in which your severance from employment occurred, or (ii) 2- 1/2 months of the end of your taxable year in which your severance from employment occurred shall be exempt from Section 409A and shall be paid in accordance with this Agreement. Severance Payments subject to this paragraph (b) shall be treated and shall be deemed to be an entitlement to a separate payment within the meaning of Section 409A of the Code and the regulations thereunder.

Mr. Raymond C. Giuriceo

Hartmarx Corporation

November 26, 2007

(c)        To the extent Severance Payments are not exempt from Section 409A under paragraph (b) above, any benefits paid in the first 6 months following your severance from employment that are equal to or less than the lesser of the amounts described in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and (2) shall be exempt from Section 409A and shall be paid in accordance with this Agreement. Severance Payments subject to this paragraph (c) shall be treated and shall be deemed to be an entitlement to a separate payment within the meaning of Section 409A of the Code and the regulations thereunder.

(d)        To the extent Severance Payments are not exempt from Section 409A under paragraphs (b) or (c) above, any benefits paid equal to or less than the applicable dollar amount under Section 402(g)(1)(B) of the Code for the year of severance from employment shall be exempt from Section 409A in accordance with Treasury Regulation Section 1.409A-1(b)(9)(v)(D) and shall be paid in accordance with this Agreement. Severance Payments subject to this paragraph (d) shall be treated and shall be deemed to be an entitlement to a separate payment within the meaning of Section 409A of the Code and the regulations thereunder.

(e)        To the extent Severance Payments are not exempt from Section 409A pursuant to paragraphs (b), (c) or (d) above, and to the extent you are a “specified employee” (as defined below), payments due to you under this Agreement shall be paid in a lump sum after six months have elapsed following your severance from employment (other than for Death); provided, however, that any payments not made during the six (6) month period described in this paragraph (e) due to the 6-month delay period required under Treasury Regulation Section 1.409A-3(i)(2) shall be made in a single lump sum as soon as administratively practicable after the expiration of such six (6) month period, with interest thereon computed at the rate set forth in the first full paragraph on page 6 hereof.

(f)        For purposes of this Agreement, any reference to severance of employment or termination of employment shall mean a “separation from service” as defined in Treasury Reg. Section 1.409A-1(h). For purposes of this Agreement, the term “specified employee” shall have the meaning set forth in Treasury Reg. Section 1.409A-1(i). The determination of whether you

Mr. Raymond C. Giuriceo

Hartmarx Corporation

November 26, 2007

are a “specified employee” shall be made by the Employer in good faith applying the applicable Treasury regulations.

(g)        Notwithstanding anything to the contrary set forth in this Agreement, and in addition to any tax gross-up payments to which you may be entitled under any other agreement between you and Company, if any of the amounts payable to you hereunder are or become subject to excise or other tax liability (including interest and penalties) that may be assessed by the IRS pursuant to Section 409A or any other section of the Code and imposed upon you, the Company shall reimburse you and pay you a gross-up in an amount sufficient so that such payments and benefits received by you hereunder will be so received without reduction for any such taxes, interest or penalties. Such gross-up payment shall be made promptly after the assessment of such excise or other tax liability (including interest and penalties); however, in any event, such gross-up payment shall be made no later than the end of your taxable year next following the taxable year in which the related taxes, interest or penalties are remitted.”

2.        On page 5, in the first paragraph, the last sentence which begins on line 17 and which ends with the colon “:” in line 21 is deleted and replaced with the following:

“Termination of your employment for “Good Reason” means your termination after the Company has taken any action without your express written consent, which directly or indirectly reduces or deprives you of any material benefit enjoyed by you or any of your beneficiaries immediately prior to a Change in Control, including, without limitation, the occurrence of any of the following, each of which shall be deemed to be a material negative change in the terms and conditions of your employment:”

[Remainder of page intentionally left blank;

signatures appear on immediately following page]

Mr. Raymond C. Giuriceo

Hartmarx Corporation

November 26, 2007

Please sign both copies of this letter where indicated below evidencing your agreement to these amendments to the Severance Agreement. When fully executed, this letter will serve as an amendment to the Severance Agreement and, except as expressly amended by this letter, the Severance Agreement shall remain in full force and effect in accordance with its terms.

Very truly yours,

/s/ HOMI B. PATEL

Homi B. Patel, Chairman, President

and Chief Executive Officer

Agreed and Accepted this

26th day of November, 2007

/s/ RAYMOND C. GIURICEO
Raymond C. Giuriceo